Exhibit 23.3
Consent of Independent Registered Certified Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) of The GEO Group, Inc. and to the incorporation by reference therein of our report dated March 6, 2006, with respect to the consolidated financial statements of CentraCore Properties Trust, Inc. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, included in the Form 8-K/A dated February 26, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Miami, Florida
March 9, 2007